Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Q2_2019 Financial Results

July 24, 2019

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q2 financial results, discuss significant business developments and market conditions and provide an update on execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Please note that we may make certain forward-looking statements in this call, and in the prepared remarks we filed with the Securities and Exchange Commission [and posted on our website] under the heading “Safe Harbor Statement,” regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. We also will discuss from time to time information provided to us by channel partners and actual and potential customers about their business activities.  We are providing this information as we understand it was represented to us.  We do not verify nor vouch for such information. All such statements and information are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements.  We expressly disclaim any obligation to revise or update statements or other information that we provide during this call to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-Q that we expect to file shortly. Any links included in our prepared remarks are provided for general information and context only. The content referenced is not incorporated by reference and you should not consider it a part of this presentation.  We do not verify nor vouch for such information.

Charles will now comment on our financial results, then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Q2 revenue increased 14% to $6.2 million from $5.4 million in the second quarter of last year. The increase was largely due to higher subscription revenue, which increased 45%, reflecting the impact of increased Discover and Barcode bookings over the past 4 quarters. Service revenue was up $200 thousand during the quarter reflecting timing of program work with the Central Banks. License revenue was down $100 thousand due to lower royalty reporting from licensees.

Discover and Barcode bookings during the second quarter were roughly 750% higher, coming in at $1.7 million from $200 thousand in Q2 last year. Growth in bookings for the quarter included $750 thousand from our contract with Walmart, signed on April 26th. The Walmart agreement and two other new contracts made up most of the bookings during the quarter. As a reminder, we define bookings as the noncancelable fixed value of contracts. We expect to continue to experience lumpiness in quarterly bookings due to natural variations in timing and provisions of contracts during early market development, and expansion into adjacencies.

Gross margin for the quarter was 65%, up from 59% last year, primarily reflecting the impact of higher subscription revenue.

Operating expenses increased by 5% from Q2 last year primarily reflecting the impact of routine annual compensation adjustments for our employees. We have kept headcount relatively flat over the last six quarters.  We plan to make 5 to 10 new hires in the second half of the year to address growing demand and delivery requirements.

Net loss for Q2 was $7.9 million or 68 cents per diluted share, versus a net loss of $8 million or 71 cents per diluted share in the second quarter last year, reflecting higher revenues partially offset by higher expenses.

Our working capital position improved considerably.  We raised $19.6 million of net proceeds under our ATM program during the quarter from the sale of 336 thousand shares at an average price of $60.61. We incurred commissions and fees of $700 thousand. There is $9.7 million remaining on the $30 million authorized under the ATM program.  Given the great success in generating more working capital in Q2 and taken into consideration the current share price and program underway to explore potential investments as sources of capital, we don’t plan to resume sales after the quarterly blackout period expires. We will exercise customary care in determining the best course of action regarding the remainder of the authorization should a change in relevant circumstances warrant resumption of sales under the program.

We invested $7.1 million of working capital during Q2, which was just above the top end of the range of $6 to $7 million we provided on our last call. Working capital usage was higher than anticipated due to routine repurchases of our common stock in support of our employee restricted stock program at significantly higher prices than in prior quarters due to stock price appreciation during the quarter. As is common with public company stock plans, we repurchase shares from employees to cover their tax withholding obligations, resulting in a cash outlay by the company and forfeiture of shares by the employee. The higher stock price during the quarter resulted in a larger tax withholding obligation. Except for the effect of share price appreciation on repurchases, cash usage would have been in the lower end of the projected range, around $6.2 million. During the quarter, we used $5.5 million of cash to fund operations and $400 thousand for capital expenditures. We ended the quarter with $50 million in cash and marketable securities.

We anticipate cash usage will be between $7 to $8 million in the third quarter, absent a significant increase in share price. Cash usage is expected to be higher than Q2 largely due to timing of vendor payments and customer receipts, which is consistent with our history where Q3 is typically the highest quarter of cash usage in the year.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

We had a great quarter.  Among the financial highlights:  revenues up 14% over last year; subscription revenue up 45%; service revenue up 6%; gross margin up 6%; and commercial barcode bookings up 750%; we signed Walmart; had a big design win in plastics recycling; and increased working capital by $20 million through sales of new shares at an average price of $61/share; all those in the context of substantial appreciation in share price so far this year.

We rolled into the quarter on the heels of announcing a multi-year contract with Walmart to enhance fresh product labels and private brand packaging and provide enabling infrastructure to enjoy the benefits of our ICP with respect to these media.  Prompt high quality implementation of these programs is our top priority.

The focus of the agreement is on fresh product labels.  We are making good progress preparing for launch.  A successful launch of our enhanced labels in Walmart US stores will include activation of Discovery throughout the relevant Walmart infrastructure, revision of business process where necessary, education of associates, and engagement with consumers.  We have a solid plan to accomplish these things.

Walmart and other North American retailers are focused on waste and shrink reduction benefits of Digimarc Barcoded fresh product labels.  These benefits implicate traditional markdown procedures, necessitating modifications to inventory management and POS software and business practices.  We are mapping general structural requirements in our work with Walmart and other early adopters.  Benefits of faster more reliable scans in-aisle and at checkout are important.  Nevertheless, domestic retail progress is centering on waste and theft reduction.  We have a great development team leading the evolution of this important area of store operations modernization.

Success with fresh product labels at Walmart should create a waterfall effect on industry.  Even before we launch with Walmart, momentum is building with three pilots in place, verbal agreement for pilots with three more retailers, and active discussions with several others.

Regarding Walmart private brand packaging, we have done considerable work training and orchestrating suppliers.  Much of our pre-production work centered on grocery.  Our agreement contemplates movement to production in all areas of general merchandise.  In support of this objective, Walmart has provided general notification to its private brand suppliers that it wants Digimarc Barcode included in all private brand packaging.  This is an epic moment for us.  We have been given the opportunity to perform on the world’s largest retail stage.  Literally, all the world will be taking notice.  As the world’s largest retailer, Walmart has an enormous global supply chain.  As we are stepping up to the world stage, I think you can appreciate better why I believe that establishing some equity-based strategic relationships with much larger IT suppliers makes sense at this moment in the evolution of our execution of strategy.  It’s a daunting task, but the synergistic effects of mobilizing this supply chain should be pretty amazing. Globalization of our platform is becoming a reality.  This is a really important step in execution of strategy for us.

The third leg of our work with Walmart, building pilot programs with leading CPG suppliers, is advancing.  There are already some products on shelf and a growing pipeline.  The primary interest of participating CPGs is improving on-shelf availability.  Digimarc’s role is to facilitate more timely and accurate information-gathering by store associates and robots.  Our initiatives in manufacturing quality assurance and recycling add impetus to the decision by CPGs to begin enhancing products.  There is also continuing interest in fostering better consumer engagement and track and trace solutions.  We, and our partners, have a couple of supply chain programs being developed to improve efficiency and accountability throughout the cycle. The growth in applications builds the case for enhancement.  Over time, I expect we will overcome all resistance with compelling demonstrations of the value of modern package designs that incorporate Digimarc Barcode.

The penetration of Digimarc Barcode into the private brand portfolio of our first major European retailer is continuing apace.  We are proposing that they consider adding fresh product label enhancement in anticipation of a European launch for the labels later this year.  Other European retailers are tracking progress.  We are discussing potential pilots with retailers in Germany, Italy and the UK, to begin later this year.

Given limited resources, we are focusing on a few key opportunities in Japan.  One of our strategic partnership objectives is get some help serving that market.

We met with the leadership of our central bank customer consortium recently and reaffirmed our powerful collaboration to deter counterfeiting of the world’s leading currencies.

As you know, we scored a significant win in technical trials for improving sorting of plastics waste in Q2.  Digimarc Barcode offers the potential to more accurately identify plastics and other recyclates by enhancing the substrates, labels and shrink sleeves of plastic packaging to contain multi-application unique identifiers.

The technical trials were led by a team of industry experts in a three-year program known as Pioneer Project HolyGrail.  Phase one was completed with a report on the technical evaluation.  HolyGrail 2.0 (HG2.0) is being formed, focusing exclusively on digital watermarking as the technology of choice for providing a unique identity to plastic products and their labels and for enabling the sorting and recycling ecosystem.  There appears to be strong interest from phase one participants to continue.  Outreach is underway to increase participation to include more CPGs, both global and private brands, and numerous relevant trade associations.  Approaches to governance being discussed include trade association leadership and/or a consortium approach such as what is in place for our banknote counterfeit deterrence program. In any case, we prefer a long-term business model in which an administrator oversees development of global standards, regulatory frameworks, and license administration.  In this model, we would supply access to our Platform; and development, testing compliance, and consulting services, much as we have been doing for the last twenty years to deter banknote counterfeits.  Unlike that program, where license rights were liquidated early in the development cycle while we were a fledgling start up, we anticipate ongoing substantial license income from use of our Platform and ancillary income from other applications in the demand and supply cycles that are enabled by the package enhancement.

There is considerable regulatory and market pressure to continue to make rapid progress in reducing plastics waste.  European authorities have led the way in establishing aggressive targets and backing them with financial penalties for non-compliance.  Industry leaders are responding with promises of progress to forestall or mitigate the effects of increasing regulatory pressures.

Improving plastics recycling is an important new opportunity for users of our Intuitive Computing Platform, extending the range of applications to provide benefits throughout the demand and supply chains, from birth to rebirth.  In addition to intrinsic benefits of contributing to reduce plastics waste, this new area of business provides an additional point of engagement with brands, driven by compelling external pressures.  Each additional application benefiting the product life cycle increases the motivation to make Digimarc Barcode a required feature of product packaging design.

Our current plastics recycling market development activities include:

•	Seeking funding for R&D to demonstrate industrial capability and to support supplier development and testing of solutions

•	Synchronizing our investments with legislative and regulatory waves, rising consumer consciousness, global commitments by brands and retailers, and infrastructure developments
•	Assisting in formation of HG2.0 and creation of a governance structure for licensing and program management
•	Serving as technology provider and “trusted advisor” to the HG2.0 consortium, coordinating closely with the program administrator
•	Working with industry to enhance all key types of plastics (encoding)
•	Enabling the waste sorting industry ecosystem (decoding)
•	Fielding inquiries and continuing to educate and evangelize to key industry trade groups and regulatory bodies

Securing R&D funding is our number one priority.  Such funding would allow us to increase the resources that we can dedicate to these projects, accelerating the timeline by which the recycling ecosystem can incorporate and deploy the platform. We are pursuing many potential sources, including grants from government agencies, dual systems operators, trade associations and foundations involved in addressing the global plastics crisis, HG2.0 member fees, and license fees from early adopter suppliers and end-users.

Once adequate funding is secured, we have dual development thrusts: in enhancement and discovery.  Several CPGs are already engaged on the enhancement side.  We are engaged in discussions with numerous plastic packaging suppliers as well.  TOMRA, the largest sorting equipment supplier in Europe, has been a great partner so far in demonstrating improvements in sorting of waste streams.

The European community has been the point of the spear in addressing improvement of recycling.  Nonetheless, we are encouraging some key retailers, CPGs and their suppliers to develop a parallel initiative in America leveraging the foundational work already done in Europe. There are some packaging projects in process where the Circular Economy goals could be integrated into undisclosed work in process for other supply chain benefits.

The work we are doing in Europe should translate well into the US market and other geographies.  We are aware of leading indicators of a shift in the US political perspective regarding plastics and recycling.  Two members of Congress recently announced their intention to introduce comprehensive legislation to address the plastic waste crisis.  They released an outline of the bill last week that they intend to introduce in the fall. 1  Stakeholders are invited to submit comments by Aug. 21, 2019.  We intend to participate.  While the timing and substance of legal changes are uncertain, increasing government activity like this will fuel discussions with affected parties who seek to deter or minimize legal intervention through promises of industry self-regulation and want to be prepared to comply when and if legislation becomes effective.

There is a busy schedule of upcoming industry events provided below for those who want to continue to monitor developments:

SEPTEMBER

Sept 24-25, FachPack, Nuremberg

Sept 26, Recoup, London.

[1]	https://www.tomudall.senate.gov/news/press-releases/udall-lowenthal-release-outline-of-legislation-to-tackle-plastic-waste-pollution-crisis

OCTOBER

Oct 7, International Solid Waste Association, Bilboa

Oct 21 K-Show, Dusseldorf, Germany

Oct 22 – TOMRA Open House during K-Show. Similar to May 16 demo.

Oct 23-24, Sustainable Packaging Coalition, “SPC Engage”, London

In another area of early market development, there are two ambitious supply chain initiatives underway.  As you know, Westrock is engaging prospective customers with Digimarc-enhanced plant stakes and labels.  They are now seeking alignment from leading growers to orchestrate a modernization program from farm to home.  We have been doing R&D with a major produce supplier and its technology providers along similar lines.  We are now seeking funding to advance to pilots and production.  These are very interesting and complex problems where our Platform may materially improve supply chain performance. These applications have not generally been anticipated or modeled in the public equity market.2  If successful in moving to the next stage with either or both these programs, we should be able to provide details regarding TAM estimates and business cases soon.

I mentioned in our last call that we are seeing a growing interest in audio watermarking for authentication.3  Advances in technology are undermining the trustworthiness of all media, affecting media that are relied upon for decisions of great importance to society and the economy.  Digimarc Barcode is uniquely qualified to help.  Digital watermarking has been proposed by several commentators as a means to mitigate DeepFake media threats.4  Digital watermarking is specifically mentioned in draft legislation.5  We are working with our government relations team to educate policymakers about the technology and its potential contributions to mitigating these threats.  We are also engaged in discussions with a concerned source of political news and relevant technology suppliers to assess how our Platform might be employed to address their concerns.  We see DeepFakes as a leading indicator of the need for all media having a digital identity.  It is the dawn of an era in which all media can be “photoshopped”, undermining credibility in a frighteningly pervasive manner.

Momentum is picking up in many different areas of engagement now that we are moving to production with industry leaders.  These predicted indirect group network effects are contributing to the tipping point to great value creation for our business and foreshadow our beginning to realize economies of scale.  Our supplier partners should now begin to assume more responsibility for application development and maintenance, and system integration.  We must continue to focus most of our investment on improving basic functioning of the Platform and the quality of our support for these suppliers.

[2]	https://www.bloomberg.com/news/features/2019-04-11/the-one-thing-millennials-haven-t-killed-is-houseplants

[3]

See, e.g., https://www.fastcompany.com/90337767/deepfakes-started-a-war-on-whats-real-these-startups-are-racing-to-commercialize-it; https://www.cnn.com/2019/01/28/tech/deepfake-lawmakers/index.html; and https://www.linkedin.com/in/yuan-yen-tai-5652ab112/

[4]	For a detailed discussion of DeepFake threats, see, e.g., https://docs.house.gov/Committee/Calendar/ByEvent.aspx?EventID=109620
[5]	https://www.scribd.com/document/413299477/Clarke-DeepFakes-Bill2019#fullscreen&from_embed

Key takeaways

The Walmart contract signaled achievement of one of the key milestones of our strategy.

We are making good progress in our programs there.  Good work in these areas will lead to more opportunity.

The key supplier program represents a proving ground and on-ramp for CPG adoption of our Platform.

Our current generation of fresh product labels enables dynamic pricing in physical retail, offering means to reduce food waste, provide unprecedented low prices to value conscious consumers, and increase profits – simultaneously.

The recycling initiative bookends manufacturing quality control in demonstrating the extraordinary full product lifecycle support that our Platform can provide to consumer product manufacturers.

We are resource-constrained in serving existing demand.  We expect demand to increase significantly.  Equity-based strategic partnerships are attractive as a means to accelerate growth.

Bookings grew 750%.

And we raised nearly $20 million of working capital at more than $60/share.

That’s it for our prepared remarks.  Now, we will open the call to questions.